EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Cardium Therapeutics, Inc. on Form SB-2 of our report dated June 30, 2005, with respect to our audit of the financial statements of Cardium Therapeutics, Inc. for the year ended December 31, 2004 and the period from inception (December 22, 2003) through December 31, 2004, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP
New York, New York
January 17, 2005